SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”), dated as of March 8, 2018, is entered into between Jeremy Reichmann (“J. Reichmann”); Seth Yanoksky (“Yanofsky”); Albert Reichmann (“A. Reichmann”); Rambamm LLC, a New York limited liability company (“Rambamm”), (each a “Seller” and collectively the “Sellers”); Tal Consolidated Inc., a State of New York Corporation (the “Buyer”); and RAM Distribution Group LLC, a State of New York limited liability company (the “Company”).

RECITALS

WHEREAS:

A.	Sellers collectively own all of the units/interests (the “Membership Interests”) of the Company, representing 100% of the outstanding membership interests of the Company;

B.	The Sellers wish to sell to the Buyer, and Buyer wishes to purchase from the Sellers, the Membership Interests, subject to the terms and conditions set forth herein (the “Transaction”); and

C.	The Transaction is being undertaken to reorganize the business affairs of the Company and the Buyer, who anticipate providing certain services together, and have common owners;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined herein), the Sellers shall sell to Buyer, and Buyer shall purchase from the Sellers, all of Sellers’ rights, titles and interests in and to the Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”), for the consideration specified in Section 1.02, with Seller each selling their Membership Interests, respectively, to Buyer, and Buyer thereby becoming the sole owner of all the Company’s Membership Interests. For purposes hereof, all of Sellers’ rights, titles and interests in and to the Membership Interests shall include, but are not limited to, (i) the Sellers’ capital account in the Company, (ii) the Sellers’ right to share in the profits and losses of the Company, (iii) the Sellers’ right to receive distributions from the Company and (iv) all of the voting rights attributable to the Membership Interests.

1.02 Purchase Price. In consideration for the purchase of the Membership Interests from Sellers, Buyer shall issue common shares of stock of Buyer (the “Buyer’s Shares”) to each of the Sellers. The aggregate number of the Buyer’s Shares to be issued to Sellers under this section 1.02 shall be of a sufficient amount so that, after giving effect to (i) the number of shares purchased by the public in the initial public offering of the Buyer’s Shares as contemplated in a registration statement Buyer filed with the Securities and Exchange Commission on January 17, 2018 (and as amended, the “Registration Statement”); and (ii) the number of the shares to be issued to Sellers under this section 1.02 (collectively, the “Post-IPO Shares”), the aggregate number of the Buyer’s Shares to be issued to Sellers shall represent at least 62.5% of the Post-IPO Shares. The Buyer’s Shares to be issued to Sellers under this section 1.02 shall be allocated to each of the Sellers as set forth below:

Seller/Holder	Percentage of Post-IPO Shares
J. Reichmann	53.2%
Yanofsky	4.4%
A. Reichmann	2.5%
Rambamm	2.4%
IPO Purchasers	37.5%
TOTAL	100.0%

Buyer shall deliver such certificate or other evidence of the Buyer’s Shares being issued to the Sellers at the Closing (as defined herein).

1.03 Closing This Agreement is conditioned upon the occurrence of the initial public offering of Buyer’s common stock as contemplated in the Registration Statement, and if such initial public offering fails to occur, this Agreement shall be deemed void ab initio. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the closing date of the initial public offering contemplated in the Registration Statement (the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

1.04 Withholding Taxes. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer and the Company may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the date hereof. For purposes of this Article II, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of such Seller after reasonable inquiry.

2.01 Authority of Sellers; Enforceability. Each Seller has full power, capacity, and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out each Seller’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of each Seller, enforceable against such Seller in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.02 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Seller; (b) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which such Seller is a party, except where the conflict, violation, default, termination, cancellation, modification or acceleration would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby on a timely basis; (c) result in any violation, conflict with or constitute a default under the Company’s organizational documents or the Limited Liability Company Agreement of the Company, if any; or (d) result in the creation or imposition of any Encumbrance on the Membership Interests. No consent, approval, waiver or authorization is required to be obtained by any of the Sellers from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by any of the Sellers of this Agreement and the consummation of the transactions contemplated hereby, except such consents, approvals, waivers or authorizations which would not, in the aggregate, have a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby on a timely basis.

2.03 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to each Seller’s knowledge, threatened against or by such Seller (a) relating to or affecting the Membership Interests; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To each Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

2.04 Financial Statements. True, correct and complete copies of the audited balance sheet and statements of operations, members’ equity and cash flows of the Company as of and for the fiscal year ended 2016 and 2017 are being filed with the Registration Statement.

2.05 Ownership of Membership Interests.

(a) Each Seller is the sole legal, beneficial, record and equitable owner of the Membership Interests of such Seller, free and clear of all Encumbrances whatsoever and each Seller shall not transfer it Membership Interests to any party other than as contemplated in this Agreement.

(b) To each Seller’s knowledge, the Membership Interests of that Seller were issued in compliance with applicable laws. To each Seller’s knowledge, the Membership Interests of that Seller were not issued in violation of the organizational documents of the Company or any other agreement, arrangement or commitment to which Seller or the Company is a party and are not subject to or in violation of any pre-emptive or similar rights of any Person.

(c) Other than the organizational documents of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

2.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

2.07 Non-foreign Status. Each Seller is not a foreign person as such term is used in Treasury Regulation Section 1.1445-2.

2.08 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II, neither any of the Sellers nor any employee or agent of any Seller has made or makes any other express or implied representation or warranty, either written or oral, on behalf of such Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of the Buyer, after reasonable inquiry.

3.01 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of New York. Buyer has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, the person executing this Agreement on behalf of the Buyer has full authority to do so, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

3.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation or by-laws or other organizational documents of the Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

3.03 Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

3.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

3.05 Legal Proceedings. There is no Action pending or, to Buyer’s knowledge, threatened against or by Buyer or any affiliate of Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to the Buyer that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Company’s knowledge,” “knowledge of Company” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of the Company, after reasonable enquiry.

4.01 Organization and Authority of Company; Enforceability. Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of New York. Company has full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Company. This Agreement has been duly executed and delivered by Company, and (assuming due authorization, execution and delivery by Company) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Company enforceable against Buyer in accordance with their respective terms.

4.02 No Conflicts; Consents. The execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of incorporation or by-laws or other organizational documents of the Company; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company. No consent, approval, waiver or authorization is required to be obtained by Company from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby.

4.03 Ownership of Membership Interests. The Sellers are the sole legal, beneficial, record and equitable owner of all of the Membership Interests of the Company and no other individual or entity owns, or has the right to purchase any legal, beneficial, record or equitable interests of any Membership Interests of the Company. The Company shall not issue any additional Membership Interests from the date hereof to any party.

ARTICLE V

CLOSING DELIVERIES

5.01 Deliveries. At the Closing, Buyer shall deliver the following to the Sellers:

(a) Evidence that the Sellers’ names and number of the Buyer’s Shares owned by each Seller have been recorded in the member’s registry of Buyer;

(b) An officer’s certificate of Buyer certifying as to (i) the resolutions of the board of directors (or equivalent managing body) of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

ARTICLE VI

INDEMNIFICATION

6.01 Survival of Representations and Covenants. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing subject to applicable State of New York statute of limitations in effect from time to time.

6.02 Indemnification By Sellers. Subject to the other terms and conditions of this Article VI, each Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective members, directors/managers, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (a “Loss”), arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of such Seller contained in this Agreement or any document to be delivered hereunder; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement or any document to be delivered hereunder.

Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall not, individually or collectively, be liable under this Article VI for any consequential, punitive, special, incidental or indirect damages.

6.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VI, Buyer shall defend, indemnify and hold harmless the Sellers (individually and collectively) from and against all Losses arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall not be liable under this Article VI for any consequential, punitive, special, incidental or indirect damages.

6.04 Indemnification By Company. Subject to the other terms and conditions of this Article VI, Company shall defend, indemnify and hold harmless the Buyer from and against all Losses arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Company contained in this Agreement or any document to be delivered hereunder; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Company pursuant to this Agreement or any document to be delivered hereunder.

Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be liable under this Article VI for any consequential, punitive, special, incidental or indirect damages.

6.05 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

6.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

6.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

6.07 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Sellers contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

6.08 Cumulative Remedies. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII

MISCELLANEOUS

7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

7.02 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates (if any) to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

7.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the statements in the body of this Agreement will control.

7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

7.07 No Third-Party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

7.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

7.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding

7.12 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

7.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto (i) agrees that it shall not oppose the granting of such specific performance or relief and (ii) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

7.14 Independent Legal Advice. The parties hereto each acknowledge that they have not relied upon the other party to this Agreement for advice, whether legal or otherwise, in connection with this Agreement and the Parties hereto further acknowledge that they have each been advised to seek independent legal advice.

7.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement, including any counterpart, may be signed by electronic signature or manually.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Jeremy Reichmann	Seth Yanofsky

/s/ Jeremy Reichmann	/s/ Seth Yanofsky
Jeremy Reichmann	Seth Yanofsky

Albert Reichmann	Rambamm LLC

/s/ Albert Reichmann	/s/ Mitchell Hirth
Albert Reichmann	Name: Mitchell Hirth
Title: Manager

RAM Distribution Group LLC

/s/ Jeremy J. Reichmann
Name: Jeremy J. Reichmann
Title: Manager and Chief Executive Officer

Tal Consolidated Inc.

/s/ Jeremy J. Reichmann
Name: Jeremy J. Reichmann
Title: Chief Executive Officer